Exhibit h(vii)

TRANSFER AGENCY

INTERACTIVE CLIENT SERVICES AGREEMENT

This Transfer Agency Interactive Client Services Agreement (this “Agreement”) is made as of November 14, 2009, between WesMark Funds, an open-end, management investment company organized as a business trust under the laws of the State of Massachusetts (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, management investment company, presently consisting of the Portfolios (as defined below) listed in Appendix A, as amended from time to time;

WHEREAS, the Trust and ALPS have entered into a Transfer Agency and Services Agreement;

WHEREAS, ALPS provides certain transfer agency and related services to investment companies, utilizing proprietary and licensed computer software programs to allow shareholders to access their account information and real-time transaction processing; and

WHEREAS, the Trust desires to utilize ALPS’ Interactive Client Services (the “ICS”) to provide the Trust’s shareholders with access to shareholder account information and real-time transaction processing capabilities in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.          Definitions.  The following definitions shall apply to this Agreement.  Additional terms may be defined in this Agreement and in the appendices, which describe the ICS to be provided by ALPS for the Trust.

(a)         “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

(b)        “Portfolio(s)” shall mean the various series companies of the Trust which the Trust has designated to participate in ICS and are listed in Appendix A hereto.

(c)         “Investment Company Web Site” shall mean the collection of electronic documents or pages residing on the computer system of an Internet Service Provider (“ISP”) hired by the Trust, such provider may be ALPS or an affiliate of ALPS, connected to the Internet and accessible by hypertext link through the World Wide Web, where Persons may view information about the Portfolios and access the various Transaction screens provided by the Trust.

(d)        “Person” shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(e)         “Security Procedures” shall mean the procedures, including the use of encryption technology, implemented for purposes of protecting the integrity, confidentiality or secrecy of, and the unauthorized interception, corruption, use of or access to, any data or information transmitted via the ICS.

(f)         “Transactions” shall mean account inquiries, purchases or redemptions through Automated Clearing House, fed wire or check to the address of record for the Portfolio account, exchanges and other transactions offered through the ICS.

(g)        “User(s)” shall mean record owners or authorized agents of record owners of shares of a Portfolio, including brokers, investment advisors and other financial intermediaries.

2.          ALPS Appointment and Duties.

(a)       The Trust hereby appoints ALPS to provide the services set forth in Appendix B, Appendix C and Appendix F attached hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)       ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

3.          ALPS Compensation; Expenses.  In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees and reasonable out-of-pocket expenses and advances listed in Appendix D hereto.

4.          Right to Receive Advice.

(a)       Advice of the Trust and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian or other service providers.

(b)      Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser or ALPS, at the option of ALPS).

(c)       Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any service provider and the advice ALPS receives from counsel, the Trust and ALPS shall mutually agree upon the directions, advice or instructions to follow.  Upon request, ALPS will provide the Trust with a copy of the advice of counsel received pursuant to Section 4(b).

5.          Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.         Standard of Care; Limitation of Liability; Indemnification.

(a)       ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)       In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)        the inaccuracy of factual information furnished to ALPS by the Trust or the Trust’s investment adviser, custodian, or other service providers that are not affiliated with ALPS and are not a party that ALPS has employed or affiliated itself with pursuant to Section 2(b) of this Agreement;

(ii)       any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iii)      for any loss suffered by the Trust as a result of losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party that are not affiliated with ALPS and are not a party that ALPS has employed or affiliated itself with pursuant to Section 2(b) of this Agreement;

(iv)       ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS receives from the Trust or a service provider to the Trust other than an affiliate of ALPS or a party that ALPS has employed or affiliated itself with pursuant to Section 2(b) of this Agreement and that ALPS reasonably believes to be genuine;

(vi)       any other action or omission to act which ALPS takes in connection with the provision of services to the Trust.

(c)       ALPS shall indemnify and hold harmless the Trust, the Trust’s investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)       Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party (not including any deductible payable under such policy) as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim and to the extent such claim is paid by the insurance company.

7.          Security Procedures.  ALPS may, but shall not be required to, modify the Security Procedures set forth in Appendix E from time to time to the extent it believes, in good faith, that such modifications will enhance the security of the ICS.  All data and information transmissions via the ICS are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Trust or its service providers.

8.          Proprietary Rights.

(a)       ALPS’ Property.  The Trust acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of ALPS.  Any software ALPS provides to the Trust pursuant to this Agreement shall be used by the Trust only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through ALPS, and shall not be used by the Trust to provide connectivity to or through any other system or Person.  Any interfaces and software developed by ALPS shall not be used to connect the Trust to any transfer agency system or any other Person without ALPS’ prior written approval.  Except with ALPS’ consent or in conformity with federal copyright laws, the Trust shall not copy, decompile or reverse engineer any software provided to the Trust by ALPS.  The Trust also agrees not to take any action which would mask, delete or otherwise alter any of ALPS’ on-screen disclaimers and copyright, trademark and service mark notifications provided by ALPS, in writing, from time to time, or any “point and click” features relating to user acknowledgment and acceptance of such disclaimers and notifications.

(b)       Investment Company Web Site.  The web pages that make up the Investment Company Web Site contain intellectual property, including, but not limited to, copyrighted works, trademarks and trade dress, that is the property of the Trust.  The Trust retains all rights in the intellectual property that resides on the Investment Company Web Site, not including any intellectual property provided by or otherwise obtained from ALPS.  To the extent that the intellectual property of the Trust is duplicated within the ALPS Web Site to replicate the “look and feel,” trade dress or other aspect of the appearance or functionality of the Investment Company Web Site, the Trust grants to ALPS a non-exclusive, non-transferable license to such intellectual property for the duration of this Agreement.  This license is limited to the intellectual property of the Trust needed to replicate the appearance of the Investment Company Web Site and does not extend to any other intellectual property owned by the Trust.

(c)       IP Warranty.  Except with respect to the design and graphical elements and Web pages provided to ALPS by the Trust, ALPS warrants to the Trust that ALPS owns or has sufficient license or other legal rights in all software and intellectual property used by ALPS at its facilities to provide the ICS, and such use by ALPS does not infringe or otherwise violate the U.S. copyrights of any other party.  In the event one or more ICS are not useable by Customer as a result of a breach of the foregoing warranty, then ALPS will use reasonable commercial efforts to: (a) procure for the Trust the right to continue using the ICS or infringing portion thereof, or (b) modify the ICS so that it becomes non-infringing but has substantially the same capabilities, or (c) replace the ICS or infringing part thereof by other systems of similar capability within a reasonable period of time under the circumstances.  If ALPS is not able to satisfy the foregoing requirements, then, as the sole remedy, the Trust will be entitled to terminate this Agreement immediately.

9.         Confidentiality.

(a)       Confidential Information.  Each of the parties hereby acknowledges that in the course of performing its obligations hereunder, the other may disclose to it certain information and know-how of a technical, financial, operational or other sort that is nonpublic and otherwise confidential or proprietary to the disclosing party.  This Agreement, and in particular, all ALPS’ Security Procedures and fee schedules, shall be considered confidential and proprietary.  Each party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by the disclosing party.  Each party therefore agrees to keep in strict confidence all such information that may from time to time be disclosed to it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third party for any purpose without the prior consent of the other.  The provisions of this Section 9(a) shall not apply to any information if and to the extent it was (i) independently developed by the receiving party as evidenced by documentation in such party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving party, or (iv) known to the receiving party free of restriction at the time of such disclosure.  The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one another all written materials and computer software that are the property of the other party.

ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer or divulge such information or records to any Person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld.  ALPS shall require any person or entity used under Section 2(b) of this Agreement to abide by the provisions of this Section 9(a) with respect to information of the Trust received by such person or entity by ALPS.  Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

(b)       Specific Performance. Each of the Parties agrees that the non-breaching Party would not have an adequate remedy at law in the event of the other Party’s breach or threatened breach of its obligations under Section 9(a), and that the non-breaching Party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either Party breaches or threatens to breach the obligations set forth in Section 9(a), in addition to and not in lieu of any legal or other remedies such Party may pursue hereunder or under applicable law, each Party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a Party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

10.        Representations and Warranties of ALPS.  ALPS represents and warrants to the Trust that:

(a)       It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)      It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)       All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)      It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)       Upon the execution and delivery of this Agreement by ALPS and the Trust, this Agreement will be a valid and binding obligation of ALPS.

11.        Representations and Warranties of the Trust.  The Trust represents and warrants to ALPS that:

(a)       It is a trust duly organized and existing and in good standing under the laws of the state of Massachusetts and is registered with the U.S. Securities Exchange Commission (the “SEC”) as an open-end, management investment company.

(b)      It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)       The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)      A registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Trust being offered for sale.

(e)       Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed, except that no approval shall be required for the Trust to make any modifications to its registration statement required in order to reasonably comply with the 1933 Act, 1940 Act or any other applicable laws, rules or regulations.

(f)       Upon the execution and delivery of this Agreement by ALPS and the Trust, this Agreement will be a valid and binding obligation of the Trust.

12.        Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Trust.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust.  The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense (which expense shall be the actual cost of making such copies).  ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

13.        Compliance with Rules and Regulations.  ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act, the 1933 Act, the Securities Exchange Act of 1934, as amended, and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than quarterly or as otherwise reasonably requested by the Trust.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

14.                     Responsibilities of ALPS.  Subject to the provisions of this Agreement, ALPS shall, at its expense (unless otherwise provided for herein): (i) provide, or hire other Persons to provide, all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the ICS; and (ii) deliver a monthly billing report to the Trust.

15.                     Responsibilities of the Trust.  During the term and subject to the provisions of this Agreement, the Trust shall at its expense (unless otherwise provided for herein) fulfill the Trust’s obligations, if any, set forth in this Agreement.  The Trust acknowledges and agrees that its users are responsible for verifying the accuracy and receipt of all data or information transmitted via the ICS.  The Trust is responsible for advising its users of their responsibility for promptly notifying the Portfolio’s transfer agent of any errors or inaccuracies relating to shareholder data or information transmitted via the ICS.

16.                     Change in Designated Portfolios. Upon thirty (30) days prior notice to ALPS, the Trust may change the Portfolios designated to participate in the ICS by delivering to ALPS a written revised list of participating Portfolios.

17.                     Duration and Termination of this Agreement.  This Agreement will have the same term and duration as the Transfer Agency and Services Agreement entered into by the parties.  Throughout the term of this Agreement, either party shall have the right to terminate this Agreement on written notice to the other party of the other party’s material breach of this Agreement and such party’s failure to cure such breach within thirty (30) days.  This Agreement shall automatically terminate upon the termination of the Transfer Agency and Services Agreement between the Trust and ALPS.  In the event of a termination, the parties will have no continuing obligations to one another other than the obligation to return to one another the confidential or proprietary materials of the other in their possession.

18.                     Documents.  The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic shareholder reports of the Trust and all forms relating to any plan, program or service offered by the Trust to its shareholders.  The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents.  Upon request, the Trust shall furnish promptly to ALPS any additional documents reasonably necessary or advisable to perform its functions hereunder.  As used in this Agreement, the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

19.                     Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

20.                     Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust.

21.                     Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

22.                     Names.  The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

23.                     Amendments to this Agreement.  This Agreement may only be amended by the parties in writing.

24.                     Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALP Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado  80203

Attn:  General Counsel

Fax:  (303) 623-7850

To the Trust:

WesMark Funds

1 Bank Plaza, Fifth Floor

Wheeling, WV  26003

Attn:  Jerry Schmitt

Fax:  (304) 234-9476

With a copy to:

Reed Smith LLP

Reed Smith Centre

Suite 1200

225 Fifth Avenue

Pittsburgh, PA 15222

Attn: Todd Zerega

Fax:  (412) 288-3063

25.                     Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

26.                     Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

27.                     Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

28.                       Force Majeure.  No party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party.  In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WESMARK FUNDS

By:	/s/ Jerome B. Schmitt
Name:	Jerome B. Schmitt
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

LIST OF PORTFOLIOS

WesMark Small Company Growth Fund

WesMark Growth Fund

WesMark Balanced Fund

WesMark Government Bond Fund

WesMark West Virginia Municipal Bond Fund

APPENDIX B

TRANSFER AGENT WEB SERVICES

INCLUDING E-DELIVERY AND ON-LINE ACCOUNT APPLICATIONS

1.             Transfer Agent Web Services. The Trust has requested, and ALPS will provide, Transfer Agent Web Services (“TA Web”) as one of the ICS provided pursuant to the terms of this Agreement. Through TA Web, Shareholders may submit Transaction requests directly to the Trust’s transfer agent via the Internet as described further in this Appendix.

2.             Transfer Agent e-Delivery Program.  The Trust has requested, and ALPS will provide, a Transfer Agent e-Delivery Program (“e-Delivery”) as one of the ICS provided pursuant to the terms of this Agreement.  Through e-Delivery, Shareholders will have the option to discontinue printed and mailed shareholder statements and shareholder tax forms in favor of electronic ones.

3.             Transfer Agent Web-Documents Program.  The Trust has requested, and ALPS will provide, a Transfer Agent Web-Documents Program (“TA Web-D”) as one of the ICS provided pursuant to the terms of this Agreement.  Through TA Web-D, Shareholders will have the option to discontinue printed and mailed Regulatory Documents in favor of electronic ones.

4.             Transfer Agent On-Line Account Application Program.  The Trust has requested, and ALPS will provide, a Transfer Agent On-Line Account Application Program (“On-Line Account Application(s)”) as one of the ICS provided pursuant to the terms of this Agreement.  Through On-Line Account Applications, prospective Shareholders will have the option to establish an account with the Trust electronically in lieu of a mailed application.

5.             Definitions. For purposes of this Appendix, the following additional definitions shall apply (in addition to all other defined terms in this Agreement):

“Shareholder” shall mean the record owner or authorized agent of the owner of shares of a Portfolio.

“Regulatory Documents” shall mean the prospectus, annual report, semi-annual report and any other document required under applicable federal securities law to be delivered by the Trust to Shareholders.

7.             ALPS Responsibilities. In connection with its performance of TA Web and e-Delivery, ALPS shall:

(a)                                receive Transaction and new account requests electronically transmitted to the ALPS Web Site via the Internet following execution of a link from the Investment Company Web Site to the ALPS Web Site and route Transaction requests to the ALPS transfer agency system;

(b)                               for each Transaction request received, route Transaction and new account information from the ALPS transfer agency system to ALPS’ Web Site to be viewed by Users;

(c)                                modify TA Web Shareholder site to accommodate e-Delivery, On-Line Account Applications  and TA Web-D services;

(d)                               initiate the design, processing and maintenance of shareholder e-Delivery, On-Line Account Applications  and TA Web-D services;

(e)                                provide technical support for e-Delivery, On-Line Account Applications and TA Web-D services, including: testing, quality control review, generation and storage of e-Delivery, On-Line Account Applications  and TA Web-D.

(f)                                  periodically review the e-mail list for completeness and accuracy.

(g)                               perform all other ALPS obligations as set forth in this Agreement.

8.             Trust Responsibilities.  In connection with its use of TA Web, and e-Delivery, the Trust, through its service providers, shall:

(a)                                provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Investment Company Web Site;

(b)                               design and develop the Investment Company Web Site functionality necessary to facilitate and maintain the hypertext links to the ALPS Web Site and the various Transaction Web pages and otherwise make the Investment Company Web Site available to Shareholders;

(c)                                review, approve and provide ALPS with reasonable notification of modifications to any shareholder statements, Regulatory Documents and any other documents, agreements or disclosures that the Trust transmits to its clients via e-Delivery;

(d)                               provide ALPS with a contact for receipt of enhancement and maintenance notices;

(e)                                provide ALPS with a completed TA Web questionnaire, which includes a list of site functionality options and trading rules;

(f)                                  provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(g)                               perform all other Trust obligations as set forth in this Agreement.

9.             Options Selection.  TA Web is offered in a Basic Package and a Basic Plus (includes e-Delivery and On-Line Account Applications).  The Trust is selecting the Basic Plus.

10.           Fees.  The current fees payable to ALPS by the Trust for the selected services are set forth on the Fee Schedule.  ALPS reserves the right to change billable rates as it deems necessary upon 30 days’ written notice to the Trust.

APPENDIX C

TRANSFER AGENT IVR SERVICES

1.             Transfer Agent Interactive Voice Response (“IVR”) Services.  The Trust has requested, and ALPS will provide Transfer Agent IVR Services (“TA IVR”) as one of the ICS provided pursuant to the terms of this Agreement between the Trust and ALPS.  Through TA IVR, Shareholders may retrieve account information and submit Transaction requests directly to the Trust’s transfer agent via the telephone as described further in this Appendix.

2.             Definitions.  For purposes of this Appendix, the following additional definitions shall apply (in addition to all other defined terms in this Agreement):

“IVR Server” shall mean a computer or computers that allow a user to interactively request information and submit commands using standard telephone service.

“Shareholder” shall mean the record owner or authorized agent of the owner of Trust shares.

3.             ALPS Responsibilities.  In connection with its performance of TA IVR, ALPS shall:

(a)           receive Transaction requests submitted via telephone to the ALPS IVR processing server and route Transaction requests to the ALPS transfer agency system;

(b)          for each Transaction request received, route Transaction information from the ALPS transfer agency system to the IVR server to be heard by Users; and

(c)           perform all other ALPS obligations as set forth in this Agreement.

4.             Trust Responsibilities.  In connection with its use of TA IVR, the Trust shall:

(a)                                complete a configuration form clearly designating which features and controls should be used in the Trust’s implementation;

(b)                               provide ALPS with such other written instructions as its may request from time to time relating to the performance of ALPS’ obligations hereunder;

(c)                                perform all other Trust obligations as set forth in this Agreement; and

(d)                               provide ALPS with: a contact for receipt of enhancement and maintenance notices and a completed IVR questionnaire that includes a list of site functionality options and trading rules.

5.             Version Selection.  TA IVR is offered in an Inquiry Only Package and a Standard Package.  The Trust is selecting the Standard Package.

The Inquiry Only Package limits the user to features that do not allow a user to perform any action that updates their account, including, but not limited to, transactions.

The Standard package includes everything included in the Inquiry Only package, plus the ability to place purchases, redemptions and exchanges.

6.             Fees.  The current fees payable to ALPS by the Trust for TA IVR are set forth on the Fee Schedule.  ALPS reserves the right to change billable rates as it deems necessary upon 30 days’ written notice to the Trust.

APPENDIX D

TA WEB AND TA IVA FEE SCHEDULE

TA WEB
Initial Fees
	Setup (for Basic or Basic Plus)(1)		N/A

Monthly Fees
	Basic		N/A
	Basic Plus(2)		$1,000

Customization Fees(3)
	Functional	Current Hourly Rate
	Graphical	Current Hourly Rate

TA IVR
Initial Fees
	Setup (for Inquiry Only or Transaction Capability)		N/A

Monthly Fees
	Inquiry Only		N/A
	Transaction Capability		N/A

Customization Fees(4)
	Call Flow Changes	Current Hourly Rate

(1) Basic and Basic Plus packages include simple user interface with the fund group logo at the top of each page.  Authorized shareholders are able to place purchases, redemptions and exchanges via the website.  They are also entitled to view account balances, transaction history and historical fund prices.

(2) Basic Plus includes the e-Delivery and New Account Setup functionality.

(3) Any graphical or functional modifications beyond what is offered in the basic package and after the initial customization of the Investment Company’s Web Site will be billed at an hourly rate based on the specifications given by the Trust.

(4) Any modification that involves adding or modifying standard call flow features will be defined and built separately based on the then current hourly rate.

In addition to the fees set forth above, the Trust shall pay ALPS reasonable out-of-pocket expenses and advances associated with providing the services pursuant to this Agreement.

APPENDIX E

SECURITY PROCEDURES - TRANSFER AGENT WEB SERVICES (“TA WEB”)

1.                                       Password Requirements

Initial Authentication of a Shareholder in TA Web is accomplished through entry of the account number, email address, custom question with answer, and social security number (“SSN”). The Shareholder then creates a User ID and Password to access TA Web. The User ID cannot be the same as the SSN, must not contain prohibited characters and must be of a minimum length. The User ID and password minimum and maximum lengths can be set at the fund group level.  A minimum of 8 characters in length and a requirement of at least one non-alpha character are recommended for the password.

User ID will lock out after three failures.  A lockout needs to be reset by an authorized representative in shareholder services.  Prior to lockout, a Shareholder may change a forgotten password by answering the custom question provided at initial authentication. If the Shareholder chooses not to create a custom question and answer, he or she will need to call and have an authorized representative reset his or her password.

2.                                       Encryption

The ALPS Web server runs Secure Sockets Layer (“SSL”). The purpose of using SSL is to encrypt data transmissions through the ALPS Web Site and block communications through the ALPS Web Site from Internet browsers that do not support SSL data encryption. The standard level of encryption supported by the ALPS Web Site is 128-bit.  Further, ALPS uses a certificate from a major provider of server authentication services.

Sensitive Trust data that is exchanged within TA Web user sessions is stored with a minimum of 128-bit encryption.  This includes any data passed via URL within the application.  Character validation methods are also employed to ensure that only appropriate data is passed to related databases.

3.                                       Network Access Control

A computer referred to as a “firewall router” is located between the Internet backbone connection and the ALPS Web server. The purpose of the router is to control the connectivity to the ALPS Web server at the port level. This equipment is located at ALPS’ Denver data center. Changes to the configuration of this computer are administered by authorized IT staff. This equipment will not interrogate data, and its only function is to limit the type of traffic accessing the ALPS Web server to the suite of Hyper-Text Transfer Protocols (“HTTP”) transmissions. Ports on the router are configured to be consistent with ports on the ALPS Web server. All other ports on the router other than those configured for the ALPS Web server are not accessible from the Internet.

The ALPS Web server utilizes adequate and appropriate software and hardware. All services and functions within the ALPS Web server operating system are deactivated with the exception of services and functions which support TA Web.  The general purpose of this feature is to prevent external users from entering commands or running processes on the ALPS Web server. All ports on the ALPS Web server, except those required by TA Web, are disabled. Directory structures are “hidden” from the user. Services that provide directory information are also deactivated.

ALPS administrators gain access to the ALPS Web server through the physical console connected to the ALPS Web server, or through the internal network via ALPS Secure ID.

TA Web is programmed to terminate the session/Transaction between the Shareholder and TA Web if data authentication fails.  All successful and unsuccessful sessions are logged.

4.                                       Limitation of Users

Access by ALPS personnel to the ALPS Web server is restricted within ALPS to a limited number of users based upon ALPS system administration requirements, as determined by appropriate ALPS systems managers from time to time.

5.                                       Independence of the Trust’s Location on the Web Server

Independence of the Trust’s presence on the ALPS Web server is accomplished by establishing client-specific session variables that logically separate client data. Access to web forms, style-sheets, and data is governed by this structure.  The base transaction code required by ICS is, however, shared by all data set partitions.

Each Trust URL on the ALPS Web server will identify a separate Trust presence.  Access to the Trust presence on the ALPS Web server must be through the Investment Company Web Site.

Book marking of HTML pages within the Trust’s site on the ALPS Web server is not allowed.

6.                                    Independent Security Review

Monthly network penetration tests are conducted by a reputable security consulting firm.

Application security assessments are performed on a periodic basis to ensure that code generated by ALPS meets industry standards and best practices.

7.                                       Right to Audit

The Trust is allowed to audit, at its expense, the collection of electronic documents or pages residing on ALPS’ computer system relating to the Trust’s implementation of the TA Web service, if any, linked to the Internet and accessible by hypertext link through the World Wide Web, where the Transaction data fields and related screens provided by ALPS may be viewed by Users who access the ALPS Web Site once in each 12 month period and any associated systems or networks within TA Web relating to the Trust’s implementation, after providing an audit plan to ALPS and upon ALPS’ consent thereto.  The audit may include review of configurations, audit trails, and maintenance of systems and software within TA Web associated with the Trust’s TA Web site on the ALPS Web server.  Tools that may be used for the audit may include network security tools; provided that ALPS may specify the time at which any tool is used if ALPS reasonably believes that such tool may affect system performance. The audit will be coordinated through ALPS and ALPS will be entitled to observe all audit activity.  Additionally, ALPS shall be entitled to all results of an audit.  The Trust will not perform any action that may interfere with the uptime or stability of ALPS’ systems or networks.  The Trust and its review team will be considered authorized users and ALPS will not seek prosecution under any computer crime or other applicable statutes for such activity, as long as the Trust has provided ALPS a written audit plan, ALPS has approved the written audit plan, and the audit was executed in accordance with the written audit plan.

SECURITY PROCEDURES- TRANSFER AGENT IVR SERVICES

1.                                    Password Requirements

Authentication of a Shareholder in TA IVR is based on account number, password and optionally social security number.

An account number is required and is used as the identification (ID) of the Shareholder.  A Password is required and is used as the access to the entered account.  This is the Shareholder’s personal identification number (PIN).

A Social Security Number is an optional entry requirement controlled by the Trust to add another level of authentication to access the entered account number.

To utilize the TA IVR, a Shareholder must call the Trust’s shareholder services line and request: (a) that the service be enabled for their account and (b) a user id and password.  The above authentication information will need to be provided in order to successfully complete the request.

2.                                       Encryption

The IVR Processing server communicates with the Transfer Agency System via a 128-bit encrypted connection.

3.                                       Network Access Control

A computer referred to as a “firewall router” is located between the Internet backbone connection and the ALPS IVR Processing server.  The purpose of the router is to control the connectivity to the server at the port level.  This equipment is located at ALPS’ Denver data center.  Changes to the configuration of this computer are administered by authorized IT staff. Ports on the router are configured to be consistent with ports on the ALPS IVR Processing server.  Access to the IVR Processing server is blocked from all areas outside the ALPS network.

The ALPS IVR server utilizes a standard operating system.  All services and functions within the operating system are deactivated with the exception of services and functions that support TA IVR.  The general purpose of this feature is to prevent external users from entering commands or running processes on the ALPS IVR server.  All ports on the ALPS IVR server, except those required by TA IVR, are disabled.  Directory structures are “hidden” from the user.  Services that provide directory information are also deactivated.

ALPS’ administrators gain access to the ALPS IVR server through the physical console connected to the ALPS IVR server.

4.                                       Independent Security Review

Monthly network penetration tests are conducted by a reputable security consulting firm.

Application security assessments are performed on a periodic basis to ensure that code generated by ALPS meets industry security standards best practices.

5.             Limitation of Users

Access by ALPS personnel to the ALPS IVR server is restricted within ALPS to a limited number of users based on ALPS system administration requirements, as determined by appropriate ALPS systems managers from time to time.

APPENDIX F

ALPS VIRTUAL ACCESS

1.                                       ALPS Virtual Access.  The Trust has requested, and ALPS will provide, access to ALPS Virtual Access (“AVA”), an ALPS proprietary platform that provides web-based access to information and data maintained on behalf of the Trust and maintains a complete audit trail of all activity on the site.  Through AVA, the Trust may have, based on the third party services offered under separate contract: (1) shareholder data access, which interfaces with the transfer agency system and allows data retrieval and updates; (2) portfolio data access, which provides daily portfolio and securities detail and permits the Trust to create and save its own customized reports; (3) access to AdLit, which permits the Trust to submit sales/marketing pieces for review by ALPS compliance and tracks the progress of the review; and (4) links to PolicyIQ, which provides the Trust with access to ALPS’ policies and procedures and also provides the Trust with regulatory updates.

2.                                       Definitions. For purposes of this Appendix, the following additional definitions shall apply (in addition to all other defined terms in this Agreement):

“Shareholder” shall mean the record owner or authorized agent of the owner of shares of a Portfolio.

“Broker/Dealer” shall mean a registered firm that has an active selling agreement with the Trust.

3.                                       ALPS’ Responsibilities.  In connection with its performance of AVA and AVA e-Delivery, ALPS shall:

(a)                                provide technical support for AVA services, including: testing, quality control review, generation and storage information;

(b)                               establish, based on the Trust’s direction, user accounts with access to Trust’s data and information;

(c)                                periodically review the list of users with access to Trust’s information and make the list available to the Trust for review; and

(d)                               perform all other ALPS obligations as set forth in this Agreement.

4.                                       Trust Responsibilities. In connection with its use of AVA and AVA e-Delivery, the Trust, through its service providers, shall:

(a)                                provide all computers, telecommunications equipment and other equipment and software reasonably necessary to access the AVA site;

(b)                               review, approve and provide users for access to the AVA site. This shall include any limitations to access based on function;

(c)                                periodically review users list and make any necessary modifications, including the removal of users that should no longer have access to the Trust’s information;

(d)                               provide ALPS with a contact for receipt of enhancement and maintenance notices;

(e)                                provide ALPS with a completed AVA questionnaire, which includes a list of site functionality options and trading rules;

(f)                                  provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(g)                               perform all other Trust obligations as set forth in this Agreement.

7.                                       Options Selection. AVA options are dependent of the services agreements in place with ALPS.  Access will be granted to any service area that is both available to and selected by the Trust.

8.                                       Fees. The fees for AVA are included as part of a transfer agency, fund accounting or distribution agreement with ALPS.  This does not include reasonable out-of-pocket fees or fees for funded development.  ALPS reserves the right to change billable rates as it deems necessary upon 30 days’ written notice to the Trust.